Exhibit 99.2
WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

WILLBROS GROUP, INC.
Moderator: Michael Collier
May 10, 2011
8:00 am CT
Operator: Good morning ladies and gentlemen and welcome to the Willbros Group first quarter 2011 earnings conference call.
Today’s call is being recorded. I’d now like to turn the call over to Mr. Michael Collier, Vice President of Investor Relations.
Michael Collier: Welcome to the Willbros Group conference call. In addition to myself, today’s participants include Randy Harl, President and Chief Executive Officer of Willbros and Van Welch, Chief Financial Officer.
This conference call is being broadcast live over the Internet and is also being recorded. An archive of the webcast will be available shortly after the call on our Web site, Willbros.com. A replay will also be available through the phone number provided by the company in yesterday’s press information.
Information reported on this call speaks only as of today May 10, 2011 and therefore you’re advised that time-sensitive information may no longer be accurate at the time of any replay.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Comments today contain forward-looking statements. All statements other than statements of historical facts which address activities, events or developments, the company expects will or may occur in the future are forward-looking statements.
A number of risks and uncertainties could cause actual results to differ materially from these statements. These risk factors are described in the company’s documents and reports filed with the SEC. The company assumes no obligation to update publicly such forward-looking statements whether as a result of new information, future events or otherwise.
This presentation contains non-GAAP numbers. Reconciliations and related information are in our press release of May 9, 2011 and on our Web site. Now we’ll turn the conference over to Randy Harl, President and Chief Executive Officer of Willbros, Randy.
Randy Harl: Thanks Mike. Good morning everyone and thank you for joining us today. In our press release yesterday, we reported a first quarter net loss from continuing operations of $44.4 million or 94 cents per diluted share on revenue of $412.3 million.
Our first quarter operating performance is typically challenged by the seasonality of our business model. However severe weather conditions across North America decreased our capacity utilization and impacted our ability to mobilize on committed projects resulting in further erosion of our anticipated performance.
The weather was so bad that we were even forced to close our engineering office in Tulsa for several days. In Canada, abnormally cold temperatures in January and February followed by an unseasonably warm period impeded our productivity relative to the revised estimates for our ability to complete on schedule the non-performing projects that we discussed on the last call.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

As a result, we sustained additional losses on these projects during the first quarter. Additionally, there were several non-operating items that impacted quarterly results and Van will discuss all of these items in more detail later in the call.
In March resource utilization in the US Upstream and Utility T&D segments improved markedly with mobilization on the Haynesville extension of the Acadian pipeline and the initiation of several Texas CREZ electric transmission projects for Oncor.
The return to normal weather conditions enabled us to make considerable progress on the BP solar project in the Northeast. We also started mobilizing on two transmission construction projects in Maine. And with better weather and work on these projects underway, our performance in March was substantially improved relative to the first two months of 2011.
In March, excluding the additional Canada losses, we were slightly better than breakeven at the operating income level and we believe that this sets stage for the improvement that we expect to see in the second quarter.
We also made progress toward our recently stated 2011 objectives to return to profitability and to strengthen our balance sheet. During the first quarter, we paid down $28.8 million of debt toward our objective to reduce debt by $50 to $100 million by the end of 2011.
We also committed to reviewing our businesses to identify underperforming or non-strategic business units and underutilized assets that can be sold, closed, or discontinued to improve future profitability and further reduce debt.
As the result of our analysis, we concluded that opportunities for growth in Canada are greater for Willbros in the oil sand, maintenance, fabrication, facilities, and flow line construction markets rather than in cross-country pipeline construction.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

The cross-country pipeline construction market in Canada is very volatile quarter-over-quarter and year-on-year. It is also increasingly competitive which makes it more difficult to estimate and execute at acceptable risk adjusted margins.
Our recent experience in this market clearly demonstrates that our ability to execute is highly dependent upon unpredictable weather, availability of qualified labor at predictable wage rates, and stringent environmental regulations beyond our control.
Additionally, the Canadian Association of Petroleum Producers forecast that there will be excess crude pipeline capacity out of the Western Canadian sedimentary basin through 2022 which implies excess cross-country pipeline construction capacity for these oil lines.
Therefore, starting in the second quarter, we are discontinuing our Canada cross-country pipeline construction business. We anticipate that we will wind down this business unit in the next year as we complete all its project commitments in an orderly fashion.
We expect to either sell the assets of this business or redeploy them into our oil sands-centric businesses. We believe we can achieve more predictable margins and better returns on our capital by focusing on the more stable maintenance and capital projects driven by investment in the oil sands in Northern Alberta.
In 2006, our analysis of the North American pipeline market indicated significant opportunities for Willbros to participate in the substantial infrastructure build out that was to occur over the next several years.
According to information from the Oil and Gas Journal, miles of new large diameter pipelines to be constructed in the United States and Canada for 2007 and beyond were estimated at nearly 15 1/2 thousand miles, more than double what was forecast in 2005 and in 2006.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

The growth in this market was extremely robust and sizeable and also played to our legacy competencies as a pipeline engineering and construction company. Therefore we organically grew our US pipeline construction business and acquired Midwest, our Canadian cross-country pipeline construction unit in July of 2007.
This strategy served us well. But oil markets are dynamic and we must quickly adapt to changes that we see occurring in these markets. Our current analysis of the US pipeline infrastructure market indicates fewer near term opportunities for long distance, large diameter, natural gas pipelines and more liquids pipelines and midstream opportunities in the liquids rich shale plays.
Going back to the Oil and Gas Journal, the current forecast for large diameter pipeline construction in the US and Canada for 2011 and beyond is five and a half thousand miles, about one-third of the peak reached in 2007. Additionally, earlier results from the INGAA Foundation sized the regional and midstream market at $4 to $14 billion per year for the next ten years.
As a result, we have decentralized our approach and have established regional offices located in close proximity to drilling activity in the shale plays to better serve our customers’ needs. We have resources on the ground in the Barnett, Haynesville, Marcellus and Eagle Ford shale plays and are now working on projects in the Bakken as we speak.
We believe the combination of these regional offices and our appropriately sized, US cross-country pipeline construction capability positions us well to capitalize on the opportunities we have indentified in this dynamic and changing market environment.
Our strategies are based upon early entry into growth markets in order to capture opportunities and thereby create a sustainable business. Just like the opportunity we saw in the North American cross-country pipeline construction market in 2006, we see similar and even more robust opportunities for the construction of electric utility transmission infrastructure.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Investment in transmission for utilities specific and regional reliability projects has increased from two billion per year in the 1990s to eight billion in 2008 and 09. According to the Brattle Group, (NERC) predicts annual transmission investment will triple through 2017.
Investment in new electric utility transmission projects alone is estimated to be $50 billion and is mostly driven by reliability and generation interconnection projects. This market is substantially larger that what was forecast and what transpired in the US and Canadian pipeline infrastructure market over the past five years.
Much like we positioned ourselves for the pipeline infrastructure build out in North America, the acquisition of InfrastruX positions us to participate in this growth market.
We are establishing our credentials in this market.

Recently we were awarded another transmission construction project in Texas for Xcel Energy. Starting with CREZ, building into Maine and now with the Xcel award, we are expanding our capacity and capabilities.
We are on track to demonstrate execution competence and relevant experience to qualify for, bid on, and perform projects in this $50 billion electric transmission market just as we did in the mainline pipeline sector.
Now Van will discuss our financial results in more detail.... Van

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Van Welch: Thanks Randy and good morning everyone. Before I discuss the segment results, I would like to discuss the impact of the non-performing projects in Canada and several non-operational, and non-cash items included in the first quarter results.
During the first quarter, we sustained further operating losses of $8.4 million on non-performing projects in Canada. By comparison, we incurred a $19.2 million aggregate charge on non-performing projects in the fourth quarter of last year.
The unexpected quick transition to warmer weather in March impeded our ability to complete work in areas requiring frozen grounds to operate. As Randy mentioned earlier, there was several non-operational mostly non-cash items that I would like to point out.
First, a $6 million further reduction in the fair value of the earn-out liability associated with the acquisition of InfrastruX. Second, a $14.4 million non-cash tax expense related to the repatriation of cash through international operations. And lastly, increased interest expense of $2.7 million associated with our decision to pay down an additional $25 million of term loan debt over and above our mandatory debt repayment.
This prepayment carried a penalty of $500,000 and $2.2 million non-cash accelerate amortization of deferred financing costs. Taken together, these mostly non-cash items represent a net loss of $10 million or 21 cents per share.
Now I will move to segment information starting with Upstream. Our Upstream segment reported a first quarter operating loss of $14.6 million on revenue of $227.2 million inclusive of the $8.4 million of additional losses on the non-performing projects in Canada.
Normal seasonality of our Upstream operations contributed the remainder of the operating loss especially our US construction business which reported an operating loss of $3.7 million. However, this was a substantial improvement over the first quarter 2010 loss of $11.6 million.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

We had discussed our strategic intent to position US construction to recognize the higher percentage of its revenues for recurring work to offset the decline in revenue in the fourth and first quarters. Our manage and maintain service offering, coupled with our expanded presence in the regional shelf plays, is expected to further mitigate the seasonal effect in the future.
While our Upstream engineering business continues to experience steady growth, the first quarter resulted in a small operating loss due to a $1 million settlement of a 2009 contract dispute.
As part of our integration process, we have combined our B&H business unit previously reported in our Utility T&D segment with other similar operations in our US construction business.
Beginning this quarter, we are managing and reporting this business unit in our Upstream segment. During the first quarter B&H’s performance was impacted by winter seasonality and extreme weather in North Texas, New Mexico and Oklahoma and experienced a $1.4 million loss.
Our operations in Oman continue to remain profitable even after the impact and unrest in government mandated salary increases. During the first quarter, this business unit reported operating income of $2.3 million on $17 million worth of revenue.
Moving to Downstream, Downstream results were much improved over last year’s first quarter yet disappointing when compared to the second half of last year when the segment recognized operating profits, excluding the fourth quarter goodwill impairment.
Our Downstream segment recorded a first quarter operating loss of $4.4 million on $50.5 million revenue primarily due to the shift of projects to future quarters. This compares to a loss of $9 million on $60.5 million revenue for the same period in 2010.
The Downstream markets are improving especially in Canada. As our customers improve their profitability and with higher crack spreads, we expect to see more turnaround activity and return of small capital projects in late 2011 and in 2012.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

We do perceive some risk of additional delays to both non-critical maintenance and small capital work as customers could be reluctant to take profitable operations offline.
Our turnaround in tank maintenance in construction businesses are picking up. And with multiple awards, we have better visibility into early 2012. In our Downstream Engineering business unit we continue to reduce costs but remained challenged due to a less than robust market for new, small capital projects as well as margin pressure.
Now moving to Utility T&D, the Utility T&D segment generated an operating loss of $16.3 million. Extreme cold weather slowed the start of the CREZ work in Texas and heavy snows in January and February impacted our Hawkeye unit in the Northeast.
We are now mobilized on multiple CREZ projects and also advancing projects in Maine and on Long Island as warmer and more normal weather returns. We are continuing our integration activities with concentration on fully embedding Willbros project management systems into this new segment.
We also have underway a strategic planning process to fully identify the best opportunities in this market and will align ourselves and marketing activities to support revenue and profit growth.
Notably, we have been awarded the transmission construction project for Xcel in Texas as we expand our universe of project opportunities for transmission construction. With greater utilization of the resources in this segment, we expect it to be profitable in the second quarter.
To provide more color on our tax provision, we discontinued our strategy of permanently reinvesting non-US earnings in foreign operations and expect to repatriate foreign cash throughout the year to reduce term loan debt and fund working capital.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

As a result of this change, we booked a $14.4 million deferred tax liability in the quarter. We do not anticipate recording additional tax expense related to future foreign cash repatriation.
Therefore, our tax rate for future quarters will be approximately 35% excluding the impact of any discrete items incurred in remaining quarters.
On our last call, I reported that we had a study underway to assist us in determining the strategic fit and potential future contributions of various business units. With respect to this study, we have signed a letter of intent with a qualified buyer for one of our non-strategic business units.
In addition, the decision to discontinue our cross-country pipeline construction business in Canada was also a product of this study. These strategic decisions, actions, and others under review will contribute towards additional debt reduction and profitability.
From a liquidity standpoint, we had cash and cash equivalents of $79.3 million as of March 31, 2011. We drew down our cash to pay the scheduled $3.75 million term loan payment and we retired an additional $25 million of the term loan debt.
The early payment of debt exacerbated our temporary imbalance between US and foreign cash balances. US cash balances have declined as a result of several large project startups in the first quarter. We recently elected to repatriate foreign cash to mitigate this US liquidity issue.
US taxes are incurred on the repatriated profits thereby resulting in the previously referenced $14.4 million tax provision. However, we believe that the utilization of existing NOLs will preclude any cash impact from the repatriation.
In first quarter of 2011, we sold approximately $8.1 million in under utilized equipment and we have identified approximately $12.1 million of additional non-strategic and under utilized assets. We intend to use these proceeds to pay down debt in 2011.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

We are focused on improving our financial flexibility by reducing our leverage while paying down debt. Our objective is to achieve a 3 to 1 or less leverage ratio by yearend and open full access to our credit facility.
In conjunction with our overall financial strategy and from the perspective of prudent and responsible business practice, we are in the process of preparing and filing a $300 million shelf registration statement.
The shelf will allow us the flexibility to take advantage of favorable capital market conditions as they arise, to grow the business or optimize our balance sheet.
Now a few words on the backlog, in addition to converting backlog into $412 million of revenue in the first quarter, we were able to add $165 million to our yearend 2010 backlog. All three segments showed quarterly increases.
By March 31, our total backlog was $2.3 billion of which we expect $1.1 billion to be worked off in the next 12 months. The growing backlog is expected to drive a significant increase in revenue and utilization levels. And enable us to return to profitability in the second quarter.
As Randy pointed out, in March our utilization increased markedly and we now have the following activities underway. In Utility T&D, we now have CREZ projects underway in Texas and new transmission project for Xcel that is in addition to CREZ ((inaudible)).
And also activity increased in the Northeast on Utility T&D capital projects in Maine and on Long Island.
In the Upstream, the Haynesville extension pipeline construction project in Northwest Louisiana is proceeding well and currently is about 50% complete. Our Upstream engineering continues to add personnel to meet increased demand of our alliance partners and expanded presence in the shale plays. And we’ve also been given a notice to proceed on facilities and terminal work in the Eagle Ford area of Texas.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Our Downstream segment has won new awards for both term rail and tank services. We recently won a government services award in Spain and continue to win new business under our (NACTA) contract and we are highly confident of a second award in the Eagle Ford for tank construction services.
Now turning to CAPEX, our approved capital expenditure budget for 2011 is $29.7 million and will be extended as a function of new work commitments and the availability of rental equipment at prices competitive with ownership costs. We believe the US equipment rental market for our needs is currently favorable for renting versus owning equipment.
As for guidance, I can reaffirm the 2000 goals we have set. Revenue is expected to range from $1.5 to $1.7 billion excluding Canada cross-country pipeline construction revenue. Debt reduction of approximately $50 to $100 million by the end of the year and SG&A reduced to 6% to 8% of revenue.
We expect as much as 20% revenue growth in the second quarter. And based on current information, expect our higher utilization levels will result in a profitable second quarter.
I will now turn the call back to Randy for additional comments, Randy.
Randy Harl: Thanks Van. In closing, I want to reiterate that based on our performance in March, we are on an improving trajectory. We are operating in better weather conditions. We have the backlog. Our assets are fully utilized.
We are reducing our costs. We have the right management team and we are focused on improving our project execution. Operator, we will now take questions.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Operator: Thank you. The question and answer session will be conducted electronically. If you would like to ask a question, please do so by pressing the star key followed by the digit 1 on your touch-tone telephone.
And if you’re using a speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. Once again, that is star 1 to pose a question.
We’ll go to Graham Mattison of Lazard Capital Markets.
Graham Mattison: Hi good morning guys.
Male: Good morning Graham.
Male: Hi Graham.
Graham Mattison: Just a question on the projects up in Canada, how much is left on those? Can you just give us an update of what’s remaining for the rest of the year?
Van Welch: Graham, I think if you look on the pipeline projects, we have about $50 million left for the remainder of the year. That will be spread mostly in Q2 and Q4 of the $50 million revenue.
Graham Mattison: But in terms of there were multiple projects talked about on the fourth quarter call. Are any of those complete it’s just the last one is this pipeline project?
Van Welch: Yes, we have one pipeline project, is the Williams project that we need to complete and represents that entire $50 million amount.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Randy Harl: And that is, it has a summer portion. It was really three spreads. We just completed the first winter spread in Q1. You know, so we’re completely finished there. We will mobilize in about another 30 days on the summer spread.
And then there’ll be another one when the frost returns in late Q4 into Q1 next year and that will be complete. The other projects had some minor cleanup that we’re in the process of completing. So you know, Van’s correct, you know, in stating that it’s the Williams project that represents most of what we have to do.
We spent a lot of time scrubbing that down, understanding, learning from what happened to us in Q1. But it’s a bit different since we’re operating in a different environment. And so we don’t expect a big drag from that project.
We’ve had a couple of gos at that forecast now and are feeling pretty confident with that we have accounted for the losses.
Van Welch: And Graham, going forward, that $50 million revenue will be coming out of continuing operations. We just filed an 8-K that will give you some more color associated with those Canadian operations that are going to be discontinued.
We did about $83 million associated with that discontinued revenue in Q1. So if you look at it for the year, the $83 million in Q1 and about $50 million going forward for the rest of that year that will be all reported in disco operations going forward.
Graham Mattison: All right got it. And then just on the pipeline side, your alliance agreement with NiSource seems to be going quite well. Any update on the possibility of signing an alliance agreement with another pipeline company?

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Randy Harl: Well, you know, Graham, you know, we have a couple of other alliances that we’re working on that are maturing. You know, we’ve had the Pan Handle alliance that’s been going for some time. We have recently revisited that.
And I’m optimistic that we’re going to see an expansion of that starting in the second quarter. They have a lot of work that needs to be done that should be available to us under that alliance. And we continue to work with El Paso which is, you know, a large customer here in Houston.
And have identified a number of projects that we’re doing for them. We’re up to about 50 people working on that alliance currently here. And, you know, are optimistic about the future growth of that.
I think the NiSource, you know, continues to look better and better. They have a lot of plans. If you take a look at their call for this month, they have some pretty robust plans for investment particularly in their system, in the Northeast, the Marcellus particularly.
You know, so we expect to be part of that process going forward and have every opportunity to continue to build and to grow together, you know, as they put their new business model in place.
Graham Mattison: Okay great. Thank you very much; I’ll jump back in queue.
Operator: We’ll go next to Jamie Cook of Credit Suisse.
Peter Chang: Good morning gentlemen, it’s actually Peter Chang for Jamie Cook. Thanks for taking my question.
Male: Good morning Peter.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Peter Chang: For the projects both in the Upstream business and for Utility T&D, do you have claims or change orders that you can get even though it’s based, a lot of it’s based on weather delays? And if so, can you quantify what these change orders could be?
Randy Harl: Yes, you know, Peter we do I mean obviously we deal with change orders all the time. But one thing I think I would note here, we never put change orders included in our revenue until they’re at least agreed to scope with the client.
There’s, you know, various projects that we have out there that we could potentially have some upside on from the reported results. We are discussing in terms of in Canada the possibility of change orders and claims. But if we get those, those will all be upside to our results.
Peter Chang: And would you also claim orders for the utility segment based on the weather delays?
Randy Harl: Something that I would say is significant.
Peter Chang: Okay great thanks. And my other question for Q2 in your expectation of profitability, first of all, which segments will be driving this profitability? And is some of this profitability of classifying the Canada operations as discontinued?
Van Welch: Yes, if you look at all segments that we, Downstream, T&D, Upstream, we are expecting to have improvement over Q1. If you look at the capital projects whether that be the Acadian project in the Upstream or the capital projects that are now totally underway in T&D as well as the credit activity that is now expanding in the latter part — actually in March and into Q2, all of those are going to drive higher utilization, higher revenues as I mentioned in the prepared remarks.
That’s going to help us to drive to profitability so the big drivers certainly Upstream and T&D. The Downstream, we are expecting it to improve from the loss that we reported in Q1 but as mentioned, it’s far from a robust environment albeit we are seeing some improvement and some increase in visibility as we get the latter part of 2011-2012.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Randy Harl: Yes and Peter, I might comment that, you know, going back to the last call, what we expect to happen is exactly what we told you then that we have focused a lot of attention on improving our management of the work that we have here in Texas for Oncor and others and up in the Northeast.
So a lot of effort has gone into, you know, putting the systems and people in place to give us the best chance that we could have to turn those projects that we have in backlog into profit. You know, we now have that before us and based on what we saw in March, we have a lot of momentum carrying us into Q2.
And as Van said, that momentum is primarily coming from the improvements that we’re going to see from a weather and utilization standpoint as well as better project management in Utility T&D and continued good performance in the Upstream business. Where we have, I think, established a track record in the US being able to deliver the projects at their predicted margins or improved margins that we take on.
And as Van also said, the Acadian pipeline is well down the road. It has gone very well. We have been lucky in missing a lot of that weather that you see in Louisiana and Mississippi and has stayed relatively dry where we’ve been working. So that’s been a good thing. So we expect that we will continue and rive that project to completion.
So all of the factors that ought to deliver, you know, what we’re pointing to in Q2 are pretty much in play.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Van Welch: In addition, Peter, you know, we did mention on our last call that we had a cost reduction initiative. In Q2, we going to get a full quarter of some of those initiatives that we executed in Q1. So that’s going to be a help as well.
In terms of your other question associated with discontinued, we believe we’ve taken all the losses that we currently see in that business. So the movement of Canada pipeline to discontinued is not a factor in the profitability that we see in Q2.
Peter Chang: Okay great. Thanks for the time, I appreciate it.
Operator: We’ll go next to Matt Tucker of KeyBanc Capital Markets.
Matt Tucker: Good morning gentlemen.
Male: Good morning.
Matt Tucker: The first question it’s on the Downstream side. You know, you showed sequential improvement throughout last year but really fell off quite a bit in the first quarter. You mentioned some timing issues. But could you just expand a little bit on, you know, the impact those had?
You know, the impact that weather may have had and kind of what your underlying, you know, what the underlying kind of activity or your outlook is for that business excluding those type of impacts?

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Randy Harl: You know, we had a couple of big things Matt. One is we were expecting to start some government services work that we’d been awarded that we’ve had a hard time getting everything in place so that we could start that work.
You know, it looks like that’s going to move into the latter part of the year. And so that’s a move and we had expected that to contribute to profitability in the first quarter.
The second one is we had some turnaround work that got moved out of the spring into the fall had a negative impact on our utilization and of course the weather that we had. That’s a Tulsa-centric business. And we really experienced a lot of delays and shut downs associated with both the Downstream as well as the Engineering business there in Tulsa so that impacted it.
And then as Van has said, the Engineering business, you know, which we expected to improve more than it has, you know, we have seen more profitability, better profitability, or moving toward profitability in that downstream Engineering business. But the projects are still small.
You know, we announced the McKee EPC project last year. It’s gone well. But we had identified a number of other ones that we had hoped would come to fruition and start to improve utilization in that downstream Engineering business in Q1 and they just haven’t happened at this point in time.
Now we think that as the refiners continue to experience profitability have good crack spreads that that will come. But it didn’t come soon enough for us to turn Q1 into a profitable quarter.
If we would have had those government services projects executed, we would have been a lot closer.
Matt Tucker: Thanks that’s very helpful. And I’m sure this isn’t an easy question but would you be able to quantify the impact of those weather and timing issues, you know, versus kind of what you would have expected to do otherwise in the Downstream segment?

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Van Welch: I mean in the Downstream segment, I think we have two days, you know, as Randy mentioned in Tulsa, two full days that we did not operate in that Tulsa-centric environment that Randy talked about.
We also had a disruption in another several days in that business so that certainly impacted our fabrication arm for those particularly outages. We lost revenue. We lost margin. And that cost basically went to, that indirect cost associated with those delays went to the bottom line.
I don’t have a number for you that I can define that in the Downstream.
Matt Tucker: Okay thanks. And then in terms of the transition to more of a focus on the oil sands in your Canada business, is that based on kind of opportunities that you see today? Or is it more based on your expectations going forward?
And kind of how, you know, how seamless can that transition sort of be? I mean are you able to kind of take personnel as they’re finishing the pipeline projects and kind of immediately put them to work on the oil sands projects?
Randy Harl: Yes Matt, you know, it’s not a transition. It is a change in focus. You know, we have been in the oil sands for more than ten years. And so we have been doing pipeline. We kind of worked for those customers there for a long period of time.
We have traditionally used some our cross-country pipeline equipment and personnel especially during the summer season to supplement what we do there. What we’re doing here is, you know, taking a look at the markets.
You know, we constantly assess those. You know, as Van said, it’s the strategic assessment of the Canadian cross-country pipeline market that really led us where we are today. That business is difficult.
If you think about Q2, you get to spring breakup every year. It’s nonproductive. You have to give back because you have to hold onto resources, people and equipment from Q1 through Q2. And hopefully in Q3, you’ve got summer work that you can do.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

And then, you know, just the pattern of weather determines when you can go back to work in Q4. So it’s a pretty tough environment. We’ve been looking at that for some time. We thought it would be counter cyclical to the work that we do in the US where Q1 is typically pretty tough because of the wet weather that we typically experience here.
But the volatility of that market, as I said, quarter-on-quarter and year-on-year doesn’t present the market opportunity that we see with the investments that you have in the oil sands. So just looking at where you put your investment in people and in your capital for equipment, the market is just much more robust.
And yes, we have identified opportunities both in the Upstream and Downstream for projects that are happening now and maintenance that’s happening now as a result of even more investment coming back and going into the oil sands.
So we just see that as a better opportunity. Some of the people, equipment that we have can be utilized in that increased focus, focus in the oil sands. And, you know, as I said in my remarks, we are currently studying which equipment we need to put up in Fort McMurray versus which equipment we need to sell and the same thing with the people that we have.
And what facilities we need to maintain that equipment and support the work that we see coming. So it’s a transition, a focus, an increased focus on the market related to the oil sands. It’s not us entering a new market.
It’s were going to put most of our bandwidth on growing that part of our business where the market is most robust.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Van Welch: Yes if you look, I mean Canada is still a very, even without the pipeline business as Randy talked about, is a considerable business for us. I mean it’s a $175 — $200 million business conservatively for this year with what we’re going to have remaining.
It’s a considerable amount of our backlog especially associated with the recurring services and maintenance up there, infield services that go beyond the next 12 months. So it’s a good business on its own certainly without the pipeline space.
Matt Tucker: Thanks for the color guys. I’ll jump back in the queue.
Operator: We’ll go next to John Rogers of D.A. Davidson.
John Rogers: Hi good morning.
Male: Good morning.
Male: Good morning John.
John Rogers: First of all, in terms of the shift in focus, it sounds like within the US as well as towards more smaller diameter projects sort of that’s where the market opportunity is on the pipeline?
Randy Harl: Well John I mean, you know, it’s a couple of things. You know, we have experienced in the natural gas markets a shift in where the gas is being produced and where it’s going.
And the shale plays have had a lot to do with that. So if you look at that market that I talked about that began to build back in 2006 and peaked in 2007 and 2008, you know, we built out a lot of that pipe.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Some of it is going to get used. Some of it will be reversed. I mean there’s a lot of discussion about, you know, the pipe that got put in the ground. But I think the forecast that I gave you, you know, really drives what we’re thinking and that is there’s one-third the opportunity today that we say back in 2005, 2006 heading into 2007 for natural gas pipelines.
If you look at, you know, the price of oil driving the liquids plays, that’s where people are drilling. That’s where the pipe’s getting put in the ground and that’s where you’re going to have to build more delivery lines to take those products to market.
And so, you know, we’re following how we see the market changing. And so, you know, it’s really those two things. We believe there’s going to be a market for our cross-country pipeline construction, engineering and construction capabilities. But it’s going to be smaller than what we’ve seen in the past.
So we have right sized, we think, our construction capability to do one to two big projects a year. And we think the market is there to sustain that. In addition to that, if you look at where the money is being spent, it’s being spent in these oily shale plays, liquids production. And a lot is being spent from the well construction on.
And so we have over the last couple of years been working to build a business that supports the producers into the midstream guys. And, you know, the result of that are about to play out as we start to produce income and revenue out of these regional offices that we have in place.
So, you know, it’s a combination of how we see that larger diameter construction market and the real robust, midstream market that moves us closer to the well head that are really driving that. And, you know, we really helped ourselves with the InfrastruX acquisition, with B&H.
And even though we had a tough quarter in the first quarter with B&H, it’s those kinds of capabilities in the West, in the Marcellus, in South Texas, in the other shale plays that are really going to pay off for us going forward.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

John Rogers: Okay. Randy though I guess I’m wondering though is one, how is that divided between the InfrastruX business and Willbros business or the traditional Willbros business?
Randy Harl: Well, John, we have now I believe have gotten way down the road with the integration process.
John Rogers: Okay.
Randy Harl: You know, we moved as quickly as possible to put these similar businesses together. And now the pipeline part of what was the InfrastruX business is moved into our Upstream business.
John Rogers: So financially it’s all included in the ((inaudible)).
Randy Harl: The part that you would consider Midstream and Upstream has moved into that business. Now the utility side of it, the pipe that’s inside the city gate, you know, we’ve left that with InfrastruX so they are continuing in our Utility T&D segment to manage that part of that business with the utility customers. And we think that’s where it’s based managed.
John Rogers: Okay what about I mean in terms of your equipment spreads. How are you setup there just within the US? I mean because you’ve got some large diameter equipment. I assume it’s not ideal to use in smaller pipeline projects.
Randy Harl: You’re absolutely right. I mean you don’t need a sledge hammer to drive a finishing nail. So that’s what that would be like trying to use some of this big equipment on an small pipe.
So a lot of what you see is done that’s led to the numbers that Van put out there, John, are around right sizing the equipment fleet. And it’s a combination of, you know, we came out of the robust environment where you had to own those big tractors to be able to do the work.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Today there’s an excess of those big tractors. So we will lease or rent those where it makes sense. We’ll maintain some of them if that makes sense. But as we move out into the smaller work that’s a different kind of equipment. And we have continued to invest in the smaller equipment to support that work.
John Rogers: Okay. And so capital spending this year, can you break it down between the segments?
Van Welch: It’s predominately, the $29 million that we’re talking about...
John Rogers: Right.
Van Welch: ...is predominately InfrastruX, UTD driven. We were not having to, as I mentioned earlier, spend beyond maintenance CAPEX in our US construction. I think we’ve right sized that out between own and rented as Randy just commented.
So the biggest portion would be UTD.
John Rogers: Okay great thanks.
Randy Harl: And John that’s associated with work that we have under contract.
John Rogers: Okay okay.
Operator: And we’ll go next to Steven Fisher of UBS.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Brandon Verblow: Good morning, this is Brandon Verblow in for Steve.
Randy Harl: Good morning Brandon.
Brandon Verblow: Hi. My first question is it seems like the Oncor CREZ market is starting to ramp up for you guys. When do you see that work peaking?
Randy Harl: Well it should get close to a peak this year but we see that continuing in 12 and 13.
Brandon Verblow: Okay. And talking again about the prospects for some of the natural gas liquids, can you talk about, you know, what the timing is for some of those opportunities. And how your prospects there compare to, you know, maybe six months ago?
Randy Harl: Well we’re, you know, the bidding process, you know, I think I set the stage with my comments with John Rogers. You know, the projects are a bit smaller. You know, so I think that’s a characteristic.
There’s more of them. You know, we’re about as busy as we’re ever been in terms of the review process that we go through in terms of reviewing those projects. They’ve decreased a bit in size.
But I would characterize the bidding environment that we’re in as quite robust but very competitive. You know, I would say that the other thing to keep in mind here is we’ve worked real hard over the past three years to develop the people, systems, processes that it takes to be competitive in these tough markets.
And so far we’re seeing ourselves be able to go out there and compete at margins that we think will be acceptable at the risk that we’re taking. So there’s a lot of bidding going on. I think we mentioned in the last call, we had about $300 million of projects that we had bid or were bidding in the Eagle Ford.
And, you know, that’s kind of where we are today. So I think there are ample opportunities inside these shale plays for us to sustain the business.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Brandon Verblow: Okay and one final housekeeping question, can you tell us what you diluted share count would have been if you reported profit?
Van Welch: The other, the converts associated with two and three quarters would have increased our share count if it would not have been diluted. I don’t have that exact amount but it is in our Q and detailed in our Q if you’d reference that.
Brandon Verblow: Okay thanks for the color.
Randy Harl: All right Brandon.
Operator: We’ll go next to Stephen Gengaro of Jefferies.
Stephen Gengaro: Thanks good morning Gentlemen.
Randy Harl: Good morning Steve.
Van Welch: Morning Steve.
Stephen Gengaro: A couple of things, the first just to clarify something, your guidance on the revenue side, that excludes some revenue from Canada, is that correct?
Van Welch: That’s correct Stephen. What I’ve done is I’ve changed the guidance to exclude the discontinued operation associated with the Canadian pipeline operations.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Stephen Gengaro: Okay, okay that makes sense. And then as I think about the, you talked about, a little bit about second quarter profitability. I’m assuming — correct me if I’m wrong — but you talked about how good March was.
Was April better?
Van Welch: Stephen we haven’t closed April yet but I would expect it to be better.
Stephen Gengaro: Okay.
Randy Harl: Yes I think Stephen that the trajectory that I’m talking about, I mean I think March is a very good indicator of where that’s going. And so, you know, we would expect if we’re going to get to profitability that, you know, if you launch off or March, it has to get significantly better in April. And we believe, you know, that’s where it’s going.
Van Welch: Stephen just to add a little more color to that, if you look at, we expect our revenues to increase. With that revenue increase we expect our underutilized asset to become utilized.
And that in itself will — and we’re expecting with the normal weather conditions that we’re going to experience we’re going to have greater progress on these capital projects than what we did in the first quarter which is driving that revenue and driving that further utilization.
Stephen Gengaro: And then when you talk about your overhead coming back that’s 6% to 8% of revenues I think the number was, is that mainly because of sort of better absorption?
Van Welch: No most of that, a lot of that Stephen, is associated with some cost reductions that we talked about in the last call. You know, as we go throughout the year, we’re going to certainly be realizing a greater impact of those reductions we made in the first quarter.
We’re continuing to evaluate our costs as well and make further reductions as we move through the year.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Stephen Gengaro: Okay and your expectation as you think about the second quarter, I believe you said 20% revenue growth in the second quarter.
Male: Correct.
Stephen Gengaro: Is that mainly between Upstream and Utility?
Van Welch: Yes.
Stephen Gengaro: Okay all right. And as we sort of think about your push toward profitability, it sounds like you’re not talking about being profitable for full year 11 as much as you’re talking about being profitable for a couple of quarters. How should I think about that.
Van Welch: We’re looking at, what we said is Q2. You know, I would expect that the utilization is going to remain high in Q3 as we continue to be fully occupied. But what we’ve talked about is just Q2.
Stephen Gengaro: Okay very good. No that’s helpful quarter thank you.
Randy Harl: Stephen let me just add a couple of comments here. You know, I think we have been consistent in our view, you know, the way to get UTD to perform is really fixing the Northeast. Getting our assets in Long Island, the Eastern region around Pittsburgh to where they’re predictable.
We’ve put a lot of energy into system, process, getting the right management team in place there. And we think that’s going to pay for us as we head into the balance of this year. And will help us avoid some of the pitfalls that have happened in the past.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

The same thing is true in Texas, you know, as we have a big backlog of this CREZ work. But we have to have the right mix of people and equipment to maximize our profitability. We have the distribution business which has been impacted by the economy in Texas beginning to show some signs of life.
You know, as we get that to go up and we see opportunities to utilize those assets on other things like smaller, bite-size transmission kinds of projects, we can see an improvement in that profitability.
And again putting the right systems in place to give us the visibility into that business so that we can react to changes in the environment to stay profitable even when revenue decreases is where we’ve been working. And I expect that to come to fruition as we get into the balance of this year.
Stephen Gengaro: No that’s helpful. Because I mean we’ve seen a lot of moving pieces over the last two years. Do you feel discontinuing the Canadian cross-country and the other, do you feel like you’ve established now the right segments?
Do you think there’s till changes to kind of what may or may not be part of Willbros in 2012 or 13?
Randy Harl: Well I mean Stephen, we have said we’re going to continue to look at things that are more ore less strategic, ones that we can’t utilize as fully as we would like. And we’ll continue to make those calls as we go forward.
I think for the most part, you know, the oil and gas combined with the electric utility marketplace is where we wanted to be and it’s where we are. You know, we’ve done a lot of investing. We’ve had a lot of disappointments in the past.
But I think we’re on the cusp of what could be a breakout here. And we should see much better performance going forward. You know, we will always continue to look at these markets. They’re going to change.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

You know, as a contractor, you have to have the ability to quickly adapt to what you think is going to happen out there and position yourself to take advantage of the market that’s going to be presented to you. And what we’ve tried to paint for you here is a picture that we’ve been doing that.
It’s been painful getting through the process of positioning ourselves. But we’re now I think in position to take advantage of the markets that are out there. And they’re some of the best ones in the world.
If you think about what’s going on in Northern Alberta, there is not a more robust market than what’s happening and the investment that’s being made is a safe place in the oil sands, in a politically stable country.
So I mean I think we’re in exactly the right place at the exactly the right point in time. And we’re changing our focus there to take advantage of where most of the money is being spent. So we’re seeing that really come back.
Then you shift gears into the electric transmission market in the US which has pent up demand here for a number of years. And we’re seeing that everyday beginning to break loose. So we are very optimistic and like the markets that we have there out in front of us.
And not to leave out Downstream, you know, I’ve been in this market a long time. The Downstream has taken its licks right now but it will come back. It will cycle back again and we like the strategic fit that that part of our business has. And we’ve been trying to tweak that model and get it to where it’s profitable.
We were able to achieve that in the second half of last year. Fell off a bit in the fist quarter but we expect to get that back where it’s profitable for the full year this year. So, you know, while I like what we have Stephen, we’ll continue to watch it and adjust the model as we go forward.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Stephen Gengaro: Just one final follow up if you don’t mind. Is there a danger that you’re being too dynamic, i.e., things are not sort of settling in before you make a decision as to well they fit? Because it seems like there’s been a lot of change quickly as opposed to sort of digesting some things.
Randy Harl: Well, you know, I guess, you know, Stephen that surprises me a bit that you would ask that. I think we, you know, sometimes we think we move too slowly. You know, we try to be fast. And we try to be thoughtful.
You know, again I would point you back to what we try to do is understand markets. And so we’re trying to deal with what we think is going to happen in these markets and how we take advantage of those compared to our competition.
And so the ones that we’ve exited we believe, you know, we didn’t want to be there because of the market dynamic not because of our performance. You know, so I don’t think that we have been too hasty with our moves. And, again I like what we’ve done here.
Stephen Gengaro: Okay no that’s very helpful color, thank you.
Randy Harl: Thank you Stephen.
Operator: We’ll go to Matt Tucker of KeyBanc Capital Markets.
Matt Tucker: Hey guys just a follow up question on what you’re seeing in the US pipeline market. Is this shift a little bit away from the larger diameter, longer distance opportunities and towards the shale-related, you know, midstream opportunities if that’s how you characterize it?
Do you think that’s more of a short term phenomenon or do you see that, you know, extending further out i.e., into next year?

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Randy Harl: I think it’s Matt, it’s well beyond next year. You know, I think it gets back to, you know, if you look at these markets over the last 50 years they ebb and flow. And, you know, these big build outs of the large diameter pipe are followed by a number of years of about an equal amount of pipe going in the ground but it’s just different.
It’s smaller and associated with being closer to the well head. And so I think that we’re seeing, you know, history sort of repeat itself here. So I think it’s a longer term thing. I don’t want you to get the idea though that we think there’s not going to be any of the longer pipelines constructed.
That we have identified a number of those and we intend to participate. There’s just not as many of them. You know, if the market is a third of the size that it was that just tells you that to maintain your business, you’ve got to do something else. And we look at a $4 to $14 billion a year spend, closer to the producers, you know, that is a market that we can get excited.
Now you had to position yourself differently. You have to be local to participate in that marketplace. Our engineering has to be local. Our project management has to be local. Our construction assets have to be closer to the producer.
So we’re about 18 to 24 months into that transition. And, you know, are now getting well down the road of being able to execute that model. So, you know, I think this is a pattern that’s going to be here at least for the foreseeable future.

WILLBROS GROUP, INC
Moderator: Michael Collier
05-10-11/8:00 am CT
Confirmation # 6815176

Matt Tucker: Thanks Bob that’s all I had.
Operator: And that concludes today’s question and answer session. At this time I’ll turn the conference back to management for any closing remarks.
Randy Harl: Okay thank you everyone for joining us today.
Operator: That concludes today’s conference. Thank you for your participation.
END